ZHEJIANG ZEHOW LAW FIRM
20/F, Block A, The West Lake International Plaza of Science & Technology, No. 391 Wen' Er Road, Hangzhou, Zhejiang Province, P.R.China
Tel: +86-571-87206667
Fax: +86-571-87208078
Mobile: 13588135089
websile:Http://www.zehow.com
E-mail: chensilawyer@163.com
Zip code:310012

April 27, 2011

DWARF TECHNOLOGY HOLDINGS, INC
8040 E. Morgan Trail, #18
Scottsdale, AZ 85258 USA

Ladies and Gentlemen:

We are licensed lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines and notices effective as at the date hereof (the "PRC Laws"). We have acted as PRC legal counsel for **DWARF TECHNOLOGY HOLDINGS, INC**, a USA corporation (**"US Dwarf"**) at 8040 E. Morgan Trail, #18, Scottsdale, AZ, USA, in connection with the US Dwarf's registration statement on Form S-1, including all amendments or supplements thereto (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), **Hangzhou Dwarf Enterprise Management Co., Ltd** (**"WFOE Dwarf"**) at 10th Floor, Bldg A-1, Weixing Tower, Xihu District, Hangzhou, Zhejiang, China, a company organized under PRC law, and **Hangzhou Dwarf Technology Co., Ltd** (**"China Dwarf"**) at Room 320,TuShan#1,HuanChengDong Road,ShangChengQu, PRC, a company organized under PRC law.

For the purposes of this opinion, **we have reviewed the documents provided by US Dwarf, China Dwarf and WFOE Dwarf (the "Parties") and to the best knowledge of the managements of these parties, the documents provided are authentic, accurate and legal**; we have hence carried out relevant studies on the facts and legal issues which are necessary or applicable in our view. Based on the foregoing, we are providing the following opinion.

1. As of the date of this opinion: (i) China Dwarf has been duly incorporated and is validly existing under the PRC Laws and its current business license is in full force and effect; (ii) all of the equity interests of the parties are owned by China Dwarf, free and clear of all liens, security interest, mortgage, or pledge (collectively, the "Encumbrances"); and (iii) the entire amounts of the registered capital of China Dwarf have been paid in accordance with its articles of association and the relevant PRC Laws.

2. The equity ownership structure of China Dwarf complies with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for such equity ownership structure. China Dwarf's business operation does not contravene the prohibitions of the business certificate of China Dwarf.

3. WFOE Dwarf was acquired by US Dwarf on March 10, 2011 and became a wholly owned subsidiary of US Dwarf, a company incorporated in Arizona, USA, at 8040 E. Morgan Trail, Scottsdale, AZ, USA. As of the date of this opinion: WFOE Dwarf has been duly incorporated and is validly existing under the PRC Laws and its current business license is in full force and effect.

4. WFOE Dwarf, a wholly foreign owned entity company organized under PRC law ("WFOE"), signed a series of agreements with China Dwarf on March 11,2011, including a Voting Right Proxy Agreement, Option Agreement, Equity Pledge Agreement, Consulting Services Agreement and Operating Agreement (collectively, the "VIE Agreements"). China Dwarf: (i) has the civil capacity, legal right and power to enter into and perform its obligations under each of the VIE Agreements to which they are a party, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each of the Agreements to which it is a party.

5. Each of the VIE Agreements is validly executed and delivered by each of the parties thereto, is legally effective and binding upon each party thereto under the PRC Laws and enforceable against it in accordance with its terms.

6. No Governmental Authorizations are required in connection with the execution, delivery and effectiveness of each of the VIE Agreements.

7. China Dwarf and all its subsidiaries have all the necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with any governmental or regulatory agency or any court in the PRC (collectively, the "Governmental Authorizations") to own, lease, license and use their properties and assets, and conduct their business in the manner as currently conducted or contemplated; and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions. No Subsidiary, or China Dwarf, has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits. Further, each Subsidiary and China Dwarf are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

8. China Dwarf and all its subsidiaries have valid titles to all of their properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions. Each lease agreement to which any Subsidiary or China Dwarf is a party is legally executed. The leasehold interests of each Subsidiary and China Dwarf are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC law. Neither China Dwarf, nor any Subsidiary of China Dwarf, owns, operates, manages or has any other right or interest in any other material real property of any kind.

9. No Subsidiary, nor China Dwarf, is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC law, (C) any material obligation, license, lease, contract or other agreement or instrument governed by PRC law to which it is a party or by which any of its properties may be bound or affected, except for such breach or violation or default as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to such Subsidiary or China Dwarf (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under or give the holder of any indebtedness (or a person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness).

10. There are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any governmental agency or body or other authority in the PRC pending or, to the best of such counsel's knowledge, threatened against, or involving the properties or business of any Subsidiary or China Dwarf, or to which any of the properties of any Subsidiary or China Dwarf is subject which will have a Material Adverse Effect.

11. China Dwarf and WFOE Dwarf, under the current laws and regulations of the PRC, may mutually exchange fees and payments for any service rendered and goods delivered, provided China Dwarf has complied with the government requirements each year, prior to any dividend distribution, to set aside 25% of after tax profits to a development fund and 10% of after tax profits to fund a statutory reserve until such reserve reaches 50% of the company's registered capital.

12. All dividends and other distributions declared and payable on the US Dwarf equity interests in WFOE Dwarf in Renminbi, may under the current laws and regulations of the PRC be payable in foreign currency and may be freely transferred out of the PRC.

13. As of the date of this opinion, none of the shareholders of China Dwarf nor of the Subsidiaries has registered with SAFE (State Administration of Foreign Exchange of China) with respect to the requirement of Circular #75, which allows registrations at a later date.

14. Each Subsidiary owns or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by it in connection with the business currently operated by it. To the best of such counsel's knowledge after due inquiry, no Subsidiary nor China Dwarf has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

15. Under the *PRC Civil Procedures Law*, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered or based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are no treaties or reciprocity arrangements between China and the foreign jurisdiction where a judgment is rendered, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in the United States of America.

For the issuance of this opinion, the managements of the Parties, to their best knowledge thereof, have attested the following:

1. The documents, data and information provided and necessary to the issuance of this opinion are authentic, accurate and legal;

2. The signatures and seals on the documents and materials provided are authentic.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is given solely for the benefit of US Dwarf, its current shareholders and any shareholders receiving shares. It may not, without our prior written permission, be relied upon by anyone else or used for any other purpose."

We, however, hereby consent to the use of this opinion in, and the filing of this opinion as an exhibit 5.2 to, the above-mentioned Registration Statement and to the reference to our firm's name in the Registration Statement.

Yours faithfully,

LAW FIRM name and signature